UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SENSUS HEALTHCARE, INC.

(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2019 Annual Meeting
of Stockholders

The accompanying proxy materials are being made available beginning on or around April 26, 2019 to all Stockholders entitled to vote. The Sensus Healthcare Annual Report on Form 10-K, which includes our financial statements, is being made available with this Proxy Statement.

CEO Letter to Stockholders

                                               April 26, 2019

Dear Fellow Stockholder:

Our third annual stockholders’ meeting will take place on June 7, 2019, which falls on the day prior the three-year anniversary of our initial public offering (IPO). As Sensus Healthcare approaches that milestone, I want to review our exciting recent accomplishments and, more importantly, provide you with a roadmap for the rest of 2019.

Our company is still young, having begun operations in 2011, and our progress since then has been tremendous. We have received multiple regulatory clearances worldwide for our Superficial Radiation Therapy (SRT) products: the SRT-100™, the SRT-100 Vision™, and, most recently, the SRT-100+™. These three products incorporate a proprietary low-energy x-ray radiation SRT technology. These products are used for non-invasive and cost-effective treatment of non-melanoma skin cancer and keloids, and, at this writing there were over 400 systems installed in 16 countries. SRT technology has been used to treat hundreds of thousands of patients with skin cancer and thousands of keloid patients. With a goal toward expanding the indications for our products, we are also planning to introduce Grenz Rays capability, which is a lower energy of radiation known to treat psoriasis.

Skin cancer is the fastest-growing type of cancer with an expected 6 million new cases per year by 2020. The incidence of non-melanoma skin cancer is more than three times greater than all other cancers combined. In addition, 80% of skin cancers occur on the head and neck regions, areas where most patients would be especially concerned not only about the surgery, but also about the aesthetic outcome. This growing incidence, driven by an aging population, provides a steady stream of patients for our customers.

SRT provides patients with excellent clinical outcomes and often results in superior aesthetics compared with Mohs surgery, which has long been considered the gold standard. Our SRT systems also provide physicians with another avenue to build their practices and by utilizing a system that can pay for itself in as little as six to nine months, can also improve practice efficiency. We believe that SRT is well positioned to provide cost effective treatment without the reconstructive and wound-care expenses that occur up to 95% of the time with Mohs surgery. We are proud to offer a more compelling solution for all concerned parties.

We believe that keloid treatment could be an even larger market opportunity than non-melanoma skin cancer. More than 100 of our customers are treating keloids, while just four years ago none were using SRT to treat keloids. Keloids are an exciting growth area for us and we have new programs to increase awareness among physicians and patients for SRT’s capability of preventing keloids from recurring, especially following surgical excision when keloids often return even larger sized. We received CFDA regulatory approval in China in 2017 for treatment of keloids with SRT. China happens to have the largest population of people afflicted with keloids anywhere in the world.

SRT treatment for non-melanoma skin cancer is covered by third-party payors, with several procedure codes issued by the Centers for Medicare and Medicaid Services (CMS). In addition, many large private payors are covering excisional keloid surgery, but only when performed in combination with SRT to prevent the keloid from recurring.

Our potential market in the U.S. alone includes approximately 1,000 Mohs surgeons, 14,000 dermatologists, 6,500 plastic surgeons and 5,500 radiation oncologists. Adding to this market are the thousands of potential customers outside the U.S. We believe this is an enormous market and we have barely scratched the surface.

2018 Financial Review

We are also proud of our financial performance during 2018. For the year 2018, revenues increased to a record $26.4 million from $20.6 million in 2017. We reduced our net loss from $3.7 million in 2017 to $2.0 million for 2018. We shipped 87 SRT systems in 2018, of which 54 were SRT-100 Visions™, and we increased our worldwide installed base to almost 400 systems at the end of December 2018.

Selling and marketing expenses for 2018 were $8.5 million, slightly up from $8.3 million in 2017. We continued to invest during 2018 in expanding our sales team, bolstering our presence at key industry trade conferences and other marketing activities, and our revenue growth reflects these efforts.

General and administrative expenses during 2018 rose to $4.1 million in 2018 from $3.7 million in 2017.

Research and development expenses increased to $6.3 million in 2018 from $5.5 million in 2017. We accelerated the Sculptura™ project during 2018 and were pleased to receive FDA clearance in February 2019.

We began 2019 with a strong balance sheet including cash, cash equivalents, and investments of $15.4 million and no debt as of December 31, 2018.

2019 Outlook and Recent Events

In 2018, we continued to expand our product offerings and obtained FDA 510(k) clearances for both our new SRT-100+ and the Sculptura. The SRT-100+ added several innovative features to our existing SRT-100 product for the treatment of non-melanoma skin cancer and keloids, including an expanded energy range for customized, more precise treatment. Our new Sculptura is an Intraoperative Radiation Therapy (IORT) system for treating breast and other cancers. Our Sculptura system has the potential to give surgeons and radiation oncologists at hospitals and cancer centers the ability to eliminate weeks of post-operative radiation treatments that patients typically must undergo after surgery, and also can result in similar or better outcomes to current radiation treatments today, with significantly less collateral damage. Sculptura has several exclusive features, including 3D Beam Sculpting™, respiratory motion tracking, embedded image guidance and treatment area illumination, and is a great addition to our product lineup.

While we continue to focus significantly on the U.S. domestic SRT opportunity, we also continue to gain international sales momentum. During 2018, our international sales included two Vision units shipped to Israel, while at the same time we opened two new markets with regulatory approvals in Mexico and Taiwan. Keloid treatment continues to be an important opportunity for us in China, owing to the high rates, including those related to Cesarean sections during childbirth and the possibility of keloid incisional scars complicating a second C-section. Our Chinese regulatory approval for keloids in August 2017 was granted by the CFDA well in advance of the expected timeframe. We are targeting regulatory approval for Thailand and other Asian countries in 2019.

Sensus is also investing in research and development for the laser and radio frequency markets. We opened a research and development facility in Israel in early 2018 in order to take advantage of the cutting edge technologies being developed there. Our customers have asked us to expand into the laser and radio frequency markets and in March 2019, we announced the appointment of Dr. Ziv Karni as our Chief Scientific Officer for Laser Systems. We believe these technologies, along with SRT, will make Sensus Healthcare the only company to offer all three technologies pertinent to both aesthetic and clinical dermatology.

We continue to believe that the level of activity and success within Sensus Healthcare has never been greater and our enthusiasm for our business is abundantly strong. As we look to the remainder of 2019, we expect to see a growing awareness of the benefits of SRT therapy in the U.S. and globally, as well as new opportunities related to our recently released Sculptura.

Annual Meeting

You are cordially invited to attend the 2019 Annual Meeting of Stockholders, which will be held at the Delray Beach Marriott, 10 North Ocean Boulevard, Delray Beach, Florida 33483, on Friday, June 7, 2019, beginning at 9:00 a.m. Eastern Time. The attached Notice of Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting.

We have enclosed proxy materials for your convenience, which are also accessible at www.proxyvote.com along with the 2018 Annual Report. We are distributing Proxy Materials online rather than mailing printed copies as it allows us to expedite delivery to our stockholders and offers a lower-cost, more environmentally responsible option. You will not receive printed copies unless you request them by following the instructions contained in the Notice of Internet Availability of Proxy Materials.

I hope you can attend the meeting and vote your shares in person. Whether or not you plan to attend the meeting, I encourage you to vote as soon as possible. We offer several methods of voting for your convenience: by telephone, online at www.proxyvote.com or via mailed proxy card or voting instruction form (VIF) if you received paper copies of your materials. Voting will ensure that your preferences will be expressed on the matters that are being considered. If you submit your proxy and attend in person, you may change your vote at that time. We must receive your proxy no later than 11:59 p.m. Eastern Time on Thursday, June 6, 2019.

On behalf of my fellow members of the Board, I want to thank our stockholders, employees, customers, and vendors for their support, without which we surely would not have the wonderful future we envision for Sensus.

Sincerely,

Joseph C. Sardano
Chairman and Chief Executive Officer

Forward-looking statements in this letter are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to achieve and sustain profitability; market acceptance of the SRT-100 product line; our ability to successfully commercialize our existing products and develop new products; our ability to compete effectively in selling our products and services; our ability to expand, manage and maintain our direct sales and marketing organizations; our actual financial results may vary significantly from forecasts and from period to period; improve or enhance existing products or acquire complementary products, technologies, services or businesses; our ability to obtain and maintain intellectual property of sufficient scope to adequately protect our products, and our ability to avoid infringing or otherwise violating the intellectual property rights of third parties; consolidation in the healthcare industry; the willingness of healthcare providers to purchase our products if coverage, reimbursement and pricing from third party payors for procedures using our products significantly declines; the level and availability of government and third party payor reimbursement for clinical procedures using our products; our ability to effectively manage our anticipated growth; our ability to manufacture our products to meet demand; our reliance on third party manufacturers and sole- or single-source suppliers; our ability to efficiently manage our manufacturing processes, including lowering the costs; the regulatory and legal risks, and certain operating risks, that our U.S. and international operations subject us to; product quality issues or product defects; any product liability claims; and our ability to manage the risks involved in the foregoing. Additional factors can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our other filings with the SEC. Forward-looking statements in this letter speak only as of the date of the letter, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Notice of Annual Meeting of Stockholders

Time and Date 9:00 a.m., Eastern Time, on Friday, June 7, 2019

Items of Business

1)  To elect two Class I directors to serve for three-year terms expiring at the 2022 Annual Meeting of Stockholders;

2)  To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the 2019 fiscal year; and

3)  To transact other business properly coming before the meeting or any postponement or adjournment of the meeting.

Place Delray Beach Marriott 10 North Ocean Boulevard Delray Beach, FL 33483
Record Date You can vote your shares if you were a stockholder of record at the close of business on April 8, 2019.

Financial Statements

The Company’s Annual Report on Form 10-K is available on the same website as this Proxy Statement. If you were mailed this Proxy Statement, the Annual Report is included in the package. The Form 10-K includes the Company’s audited financial statements and notes for the year ended December 31, 2018, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Voting

Even if you plan to attend the meeting in person, please provide us your voting instructions in one of the following ways as soon as possible:

Follow the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card;
Use the toll-free number on the proxy card, if you received one. You can also find the toll-free number to vote your shares when you access the Internet address on the notice; or
Mark, sign, and date the proxy card or voting instruction form. This option is available only to those stockholders who have received a paper copy of a proxy card or voting instruction form by mail.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 7, 2019. The Proxy Statement and the Annual Report are available at: www.proxyvote.com.

By order of the Board of Directors,

April 26, 2019	Michael Sardano
Boca Raton, Florida	General Counsel and Corporate Secretary

 -i-

Proxy Statement

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Sensus Healthcare, Inc., a Delaware corporation, of proxies to be voted at our 2019 Annual Meeting of Stockholders and at any adjournments or postponements of the Annual Meeting.

We will hold our 2019 Annual Meeting at 9:00 a.m., Eastern Time, Friday, June 7, 2019, at the Delray Beach Marriott, 10 North Ocean Boulevard, Delray Beach, Florida 33483.

To conduct the business of the Annual Meeting, we must have a quorum. The presence in person or by proxy of at least a majority of the shares entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions, broker non-votes, and votes withheld from director nominees will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. In the absence of voting instructions from the beneficial owner of the shares, nominee holders will not have discretionary authority to vote the shares at the Annual Meeting in the election of directors, but will have discretionary authority to vote on the ratification of the appointment of our independent public accounting firm for the fiscal year ending December 31, 2019. Proxies that are transmitted by nominee holders for beneficial owners will count toward a quorum and will be voted as instructed by the nominee holder.

According to our Bylaws, each of the proposed items will be determined as follows:

Election of Directors. A nominee will be elected to our Board in an uncontested election if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee’s election. Abstentions and broker non-votes do not count as votes “for” or “against” and, therefore, have no effect on the outcome of the voting. As the election of directors at the Annual Meeting is uncontested, it requires a majority of the votes cast by the holders of our common stock at the Annual Meeting. If stockholders do not re-elect a nominee who is already a director, Delaware law provides that the director continue to serve on the Board as a “holdover director.” We do not allow cumulative voting in the election of directors.

Ratification of the Appointment of the Independent Public Accounting Firm and Other Matters. The outcome of the ratification of the appointment of our independent public accounting firm and all other matters submitted for a vote will be determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law. As a result, abstentions and broker non-votes will not affect the outcome of votes on these matters.

Voting Information

Who can vote?

All stockholders of record at the close of business on the record date of April 8, 2019 are entitled to receive these Proxy Materials and to vote at the Annual Meeting. On that date, there were 16,518,242 shares of our common stock outstanding and entitled to vote.

What is the distinction between holding shares as a stockholder of record and as a beneficial owner?

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

▪	Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the “stockholder of record” of those shares. As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement	1

▪	Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” as discussed below.

If you are not a stockholder of record, please understand that we may not know that you are a stockholder, or how many shares you own.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the following four methods:

▪	Internet Voting. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see your proxy card or notice for specific instructions.

▪	Telephone Voting. You may vote your shares of our common stock by giving us a proxy using the toll-free number listed on the proxy card. You can also find the toll-free number to vote your shares when you access the Internet address on the notice. The procedure allows you to vote your shares and to confirm that your vote was recorded. Please see your proxy card for specific instructions.

▪	Voting By Mail. You may sign, date, and mail your proxy card in the postage-paid envelope provided. This option is available only to those stockholders who have received a paper copy of a proxy card by mail.

▪	Voting In Person. You may vote in person at the meeting.

How do I vote as a beneficial owner?

If your shares are held through a broker, bank, trustee or other nominee, you will receive a request for voting instructions with respect to your shares of our common stock from the broker, bank, trustee or other nominee. You should respond to the request for voting instructions in the manner specified by the broker, bank, trustee or other nominee. If you have questions about voting your shares, you should contact your broker, bank, trustee or other nominee.

If you hold your shares through a broker, bank, trustee or other nominee and you wish to vote in person at the meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your broker, bank, trustee or other nominee. Please note that if you request a legal proxy, any proxy with respect to your shares of our common stock previously executed by your broker, bank, trustee, or other nominee will be revoked and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

What is the deadline for voting my shares?

If you hold shares as the stockholder of record, then your vote by proxy must be received before 11:59 p.m., Eastern Time, on June 6, 2019 (the day before the Annual Meeting). If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the instructions provided by your broker, trustee, or other nominee.

Where can I find the stockholder voting results?

We will announce preliminary voting results at the Annual Meeting and publish preliminary and, if available, final voting results in a current report on Form 8-K filed within four business days of our Annual Meeting.

2	Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement

Corporate Governance

Sensus is committed to exercising good corporate governance practices. We believe that good governance promotes the long-term interests of our stockholders and strengthens Board and management accountability. Our Board has adopted Corporate Governance Guidelines that set forth expectations for our Company. You may view a copy of our Corporate Governance Guidelines on our website (www.sensushealthcare.com). Selected policies from our Corporate Governance Guidelines are set forth below.

Stockholder Communications

Our Board provides for a process by which stockholders may communicate with the Board, a Board committee, the independent directors as a group, or individual directors. Stockholders who wish to communicate with our Board, a Board committee, or any other directors or individual directors may do so by sending written communications addressed to the Board, a Board committee, or such group of directors or individual directors to the following address:

Sensus Healthcare, Inc.

c/o Corporate Secretary

851 Broken Sound Parkway, NW #215

Boca Raton, FL 33487

Communications will be compiled by our Corporate Secretary and submitted to the Board, a committee of the Board, or the appropriate group of directors or individual directors, as appropriate, at the next regular meeting of the Board. The Board has requested that the Corporate Secretary submit to the Board all communications received related to Board duties and responsibilities.

Code of Ethics and Business Conduct

The Board has adopted a Code of Ethics and Business Conduct applicable to our directors, Chief Executive Officer, and all of our other employees, including our financial and accounting officers, which may be viewed at our website (www.sensushealthcare.com), or, upon written request, without charge, to:

Sensus Healthcare, Inc.

c/o Corporate Secretary

851 Broken Sound Parkway, NW #215

Boca Raton, FL 33487

This code is designed to comply with SEC requirements. We will disclose any amendments to, or waivers from, the Code of Ethics and Business Conduct on our website within four business days of such determination.

Director Service on Other Public Boards

Directors, other than the CEO, may not serve on more than four other boards of public companies in addition to our Board. The CEO may not serve on more than one other board of a public company in addition to our Board.

Change in Director Occupation

Any director who experiences a material change in his or her job responsibilities or in the principal occupation he or she held when he or she joined the Board must deliver advance, written notice of such change in status to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will then evaluate whether the director will continue to satisfy our director criteria in light of his or her new occupational status and will recommend to the Board the action, if any, to be taken with respect to such director, which may include, without limitation, requiring the director to resign or not accept the other position.

Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement	3

Executive Sessions

Executive sessions or meetings of non-employee directors without management present are held regularly to review the criteria upon which the performance of the CEO and other executive officers is based, the performance of the CEO and other executive officers against such criteria, the compensation of the CEO and other executive officers, and any other relevant matters. Meetings are held from time to time with the CEO for a general discussion of relevant subjects.

Director Orientation and Continuing Education

The Nominating and Corporate Governance Committee oversees and monitors the development by management of a Company orientation program for new directors and a continuing education program for current directors.

Proposal 1 - Nominees for Election as Directors

Director Nominating Process

The Nominating and Corporate Governance Committee, comprised solely of independent directors, is responsible for identifying potential directors, reviewing each potential nominee’s qualifications and recommending director nominees to the Board for its consideration. To fulfill these responsibilities, the Nominating and Corporate Governance Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Nominating and Corporate Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance.

When the need to fill a new Board seat or vacancy arises, the Nominating and Corporate Governance Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, which may include engaging an outside search firm or listening to recommendations from stockholders, current directors, and executive officers. The Nominating and Corporate Governance Committee reviews the qualifications of each potential candidate, which may include the candidate’s integrity, character, independent judgment, breadth of experience, insight, knowledge and business acumen, as well as whether the potential candidate is independent, as that term is defined in the Nasdaq Stock Market listing standards. Leadership skills and executive experience, expertise in medical technology or devices, medical knowledge, financial and accounting knowledge, prior experience in our core markets, expertise in capital markets, strategic planning and marketing expertise, among others, may also be among the relevant selection criteria. The Nominating and Corporate Governance Committee strives to recommend candidates that will maintain a Board that reflects a diversity of experience and personal backgrounds. The selection criteria may vary over time depending on the needs of the Board.

Final candidates are generally interviewed by one or more Nominating and Corporate Governance Committee members. The Nominating and Corporate Governance Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board based on the totality of the merits of each candidate rather than any specific or minimum qualifications or attributes. The Board approved invitation is extended by the Chairman of the Board.

Director Recommendations by Stockholders

The Nominating and Corporate Governance Committee will consider recommendations for director nominees from stockholders made in writing and addressed to the attention of the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, Sensus Healthcare, Inc., 851 Broken Sound Parkway, NW #215, Boca Raton, FL 33487. The Nominating and Corporate Governance Committee will consider and evaluate such recommended candidates in the same manner as those from other sources. Stockholders making recommendations for director nominees to the Nominating and Corporate Governance Committee should provide the information set forth in our Bylaws.

4	Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement

To be considered, recommendations with respect to an election of directors to be held at an annual meeting must be received no earlier than 120 days and no later than 90 days prior to June 7, 2020, the first anniversary of the this year’s Annual Meeting. In other words, director nominations must be received no earlier than February 8, 2020, and no later than March 10, 2020, to be considered at the 2020 Annual Meeting. Recommendations with respect to an election of directors to be held at a special meeting called for that purpose must be received no earlier than 120 days and no later than 90 days prior to the date of the special meeting. Recommendations meeting these requirements will be brought to the attention of the Board. Candidates for director recommended by stockholders are afforded the same consideration as candidates for director identified by our directors, executive officers, or search firms, if any, employed by us.

Election of Directors

The Board is divided into three classes, designated Class I, Class II, and Class III. The directors in each class are elected for terms of three years or until their successors are duly qualified and elected. We believe this classified board structure is appropriate for the Company. Obtaining a three-year commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business. We believe that such long-term institutional knowledge benefits Sensus and enables the Board to better consider and provide long-term strategic planning.

At the Annual Meeting, the Stockholders will elect two Class I directors. The Board proposes the two nominees set forth below for election as directors at the Annual Meeting. The designated proxies will vote, unless instructed otherwise, each properly delivered proxy for the election of these nominees as directors.

If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute as the Board may recommend, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve. All nominees are currently serving as directors on the Board.

The Board has been set at five members. If both director nominees are elected, the Board will have no vacancies.

Director Qualifications

The following paragraphs provide information as of the date of this Proxy Statement about each nominee and each incumbent director not up for re-election. While the following paragraphs note certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, we also believe that all of our nominees and incumbent directors not up for re-election have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our stockholders.

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Nominees to Serve as Class I Directors for a Three-Year Term Expiring in 2022

Independent Director Age: 72 Director since: 2012 Board committees: Audit and Nominating and Corporate Governance Other current public company boards: None

JOHN HEINRICH

Dr. Heinrich’s experience over the past 25 years includes having served as Chief Executive Officer of PhoenixNMR, a provider of probes for solid state NMR, from November 2014 to present, Managing Partner of Kansas Analytical Services, a provider of analytical services, from April 2007 to present, Chief Executive Officer of Acuitas Medical Ltd., a developer of MRI software, from May 2006 to December 2010 and April 2013 to March 2016, a partner in Revolution NMR LLC, a provider of components and accessories for solid state NMR from May 2004 to present, President and Chief Operating Officer of Meretek Diagnostics Inc., a developer and marketer of medical diagnostics, from July 2001 to July 2004; President and Chief Executive Officer of Otsuka Electronics USA Inc., a developer and marketer of medical and scientific equipment, from February 1994 to December 1999; President and Chief Operating Officer of Summit World Trade, a diversified group of healthcare and technology companies, from January 1991 to January 1994; and President and Chief Operating Officer of Technomed International USA Inc., a developer and marketer of therapeutic technology, from January 1988 to December 1990. Mr. Heinrich has a Ph.D. in Metallurgical Engineering from the University of Notre Dame. Given Dr. Heinrich’s substantial involvement in the development and management of a wide range of diagnostic imaging, therapeutic, medical diagnostic, and scientific instrument companies for more than 25 years, our Board believes that he is qualified to serve as a director.

Non-Employee Director Age: 66 Director since: 2016 Board committees: None Other current public company boards: Ring Energy, Inc.

ANTHONY PETRELLI

Mr. Petrelli has served as President, Chairman of the Board, and Director of Investment Banking of Neidiger, Tucker, Bruner, Inc., a Denver, Colorado based financial services firm founded in 1977. Beginning his career in 1972, Mr. Petrelli has had extensive experience in the areas of management, operations, trading, and corporate finance. Mr. Petrelli is a member of the Board of Directors of Ring Energy, Inc. and owner of Equinox Counseling LLC. He has served on numerous regulatory and securities industry committees including service on the FINRA Corporate Finance Committee, the NASD Small Firm Advisory Board and as Chairman of the FINRA District Business Conduct Committee, District 3. Mr. Petrelli received his Bachelors of Science in Business (Finance) and his Masters of Business Administration (MBA) from the University of Colorado and a Masters of Arts in Counseling from Denver Seminary. Given Mr. Petrelli’s substantial experience in corporate finance, our Board believes that he is qualified to serve as a director.

The Board recommends a vote “FOR” each of the nominees.

6      Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement

Continuing Directors

We have one director continuing in office as a Class II Director, with a term expiring at the 2020 Annual Meeting of Stockholders:

Independent Director Age: 72 Director since: 2015 Board committees: Audit, Compensation, and Corporate Governance and Nominating Other current public company boards: None

WILLIAM McCALL

Mr. McCall is currently Managing Director of Heritage Advisory Group, a financial advisory practice of Ameriprise Financial Services Inc. and has worked in such capacity since January 2014. Mr. McCall’s also currently serves as Partner of Investors Capital Alliance LLC (since June 2009), a consulting company; Chief Executive Officer of WMW Partners LLC (since March 2009), an SEC-registered investment adviser; member of Pandora Mineral Resources LLC (since June 2015), and Board member of Cherokee Farm Partners Inc. (since January 2015), an entity of the University of Tennessee Research Foundation. Mr. McCall has a B.S. in business administration from the University of Tennessee and also earned his Chartered Wealth Advisor® designation through the Michigan State University Estate and Wealth Management Institute. In light of Mr. McCall’s substantial experience as a financial advisor and portfolio manager for over 44 years, our Board believes that he is qualified to serve as a director.

Our directors continuing in office as Class III Directors, with terms expiring at the 2021 Annual Meeting of Stockholders, are as follows:

Independent Director Age: 71 Director since: 2012 Board committees: Audit, Compensation, and Corporate Governance and Nominating Other current public company boards: None

SAMUEL O’REAR

Mr. O’Rear is the founder of The Innovation Group, Inc., which provides commercialization services to healthcare companies. Since 1990, Mr. O’Rear has been the CEO and Senior Partner of Total Innovation Group, Inc. and is currently an Investor/Principal/Board Member in several start-ups in the healthcare industry. From 1990 to 1991, Mr. O’Rear served as the Chief Operating Officer of Medical Imaging Centers of America. Before then, Mr. O’Rear worked for GE Healthcare, from 1976 to 1990 where he was promoted from sales management, financing/asset management, and marketing positions to Vice President, General Manager of X-Ray Business, and for Siemens Medical Systems 1974 to 1976, as sales representative. Mr. O’Rear also served as the clinician in the ancillary services of three hospitals, primarily in the UAB Health System from 1970 to 1974. Mr. O’Rear has a Bachelor of Science from the University of Alabama and attended the Marketing Development Program at Northwestern University. In light of Mr. O’Rear’s 40 years of experience in the healthcare industry as a clinician, a sales and marketing director, general manager, and as the owner or principal in several healthcare services businesses, our Board believes that he is qualified to serve as a director.

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Chairman and CEO Age: 66 Director since: 2010 Board committees: None Other current public company boards: None

JOSEPH C. SARDANO

Mr. Sardano is a co-founder and has served as our President, Chief Executive Officer and Chairman of the Board since our inception in June 2010. From 2008 to 2009, Mr. Sardano served as Chief Commercial Officer of Xoft, Inc., an electronic brachytherapy medical device company. From 2005 to 2008, Mr. Sardano served as managing partner and healthcare consultant for Molecular Imaging Ventures. In 2005, Mr. Sardano served as Vice President of Siemens Medical Systems. Mr. Sardano served from 2002 to 2005 as Sr. Vice President of Global Sales and Marketing of CTI Molecular Imaging and Pet Net Pharmaceuticals, a developer of imaging and isotope solutions for the healthcare industry which was acquired by and now operates as a subsidiary of Siemens Medical Solutions. From 1998 to 2002 Mr. Sardano served as Americas Sales Manager for Functional Imaging at GE Medical Systems. From 1997 to 1998, Mr. Sardano served as Vice President of Sales and Marketing for Elscint Inc., a developer and manufacturer of medical imaging solutions, including nuclear medicine, computed tomography magnetic resonance imaging and x-ray scanners, the imaging activities of which were sold to GE Medical Systems in 1999. From 1991 to 1995, Mr. Sardano served as Region Sales Manager of Toshiba America Medical Systems. Mr. Sardano has a Bachelor of Arts degree from Concordia University in Montreal, Canada, as well as several Business Certificates from McGill University, School of Management. Our Board believes that Mr. Sardano’s breadth of experience with and leadership of the introduction and commercialization of new technologies and services within the healthcare industry qualifies him to serve as our President, Chief Executive Officer and Chairman of the Board.

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Board and Committee Governance

Role of the Board and Risk Oversight

One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Nominating and Corporate Governance Committee monitors compliance with legal and regulatory requirements and the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Nominating and Corporate Governance Committee is also responsible for overseeing our risk management efforts generally, including the allocation of risk management functions among our Board and its committees. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Audit Committee periodically reviews the general process for the oversight of risk management by our Board.

Board Leadership Structure

The Board has no policy with respect to separation of the positions of Chairman and Chief Executive Officer or with respect to whether the Chairman should be a member of management or a non-management director, and believes that these are matters that should be discussed and determined by the Board from time to time. The independent directors annually elect a Chairman of the Board, who may or may not be the Chief Executive Officer of the Company, based on the recommendation of the Nominating and Corporate Governance Committee. Currently, Mr. Sardano serves as both our Chairman and CEO. Given the fact that Mr. Sardano is tasked with the responsibility of implementing our corporate strategy, we believe he is best suited for leading discussions regarding performance relative to our corporate strategy, and these discussions represent a significant portion of our Board meetings. Under our Corporate Governance Guidelines, the independent directors may also elect a lead independent director when the Chairman and CEO roles are combined. Our independent directors have not elected a lead independent director.

Director Attendance at Annual Meeting of Stockholders

We encourage all incumbent directors, as well as nominees for election as director, to attend the Annual Meeting of Stockholders. None of our directors, who were directors at the time of our Annual Meeting in 2018 (other than Mr. Sardano), attended the 2018 Annual Meeting.

Directors’ Fees

We pay a $15,000 quarterly director fee to each of our non-employee directors. From time to time, we also grant equity compensation to each of our non-employee directors. Additionally, we reimburse each director for all reasonable expenses incurred in connection with serving on our Board.

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2018 Director Compensation Table

The following table sets forth a summary of the 2018 compensation we paid to our directors, other than directors who are also named executive officers:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
John Heinrich	60,000	111,000	—	—	171,000
William McCall	60,000	111,000	—	—	171,000
Samuel O’Rear	60,000	111,000	—	—	171,000
Anthony Petrelli	60,000	111,000	—	—	171,000

All non-employee directors were granted 20,000 fully vested shares on January 25, 2018. Non-employee directors do not receive any cash incentive compensation. No non-employee directors have any option awards outstanding as of December 31, 2018.

Board structure and process

Our Board oversees our business, property, and affairs pursuant to the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws. Members of our Board are kept informed of our business through discussions with our executive management team, by reviewing materials provided to them, and by participating in Board and committee meetings. During 2018, our Board held four meetings. Each incumbent director attended at least 80% of the aggregate number of meetings of the Board and Committees on which they served.

Independent Directors

Our common stock is listed on the Nasdaq Capital Market. Nasdaq requires that a majority of our directors be “independent,” as defined by Nasdaq’s rules. Generally, a director does not qualify as an independent director if the director or a member of a director’s immediate family has had in the past three years certain relationships or affiliations with us, our external or internal auditors, or other companies that do business with us. Based on these rules, our Board has affirmatively determined that the following current directors, constituting a majority of our directors, are independent: John Heinrich, William McCall and Samuel O’Rear.

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Board Committee Membership

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee

The Audit Committee assists the Board in its oversight of:

■    appointing, compensating, retaining, evaluating, terminating and overseeing our independent auditor;

■    discussing with our independent auditor their independence from management;

■    reviewing with our independent auditor the scope and results of their audit;

■    approving all audit and permissible non-audit services to be performed by our independent auditor;

■    overseeing the financial reporting process and discussing with management and our independent auditor the interim and annual financial statements that we file with the SEC;

■    reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

■    establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal control or auditing matters; and

■    reviewing and approving related person transactions.

Our Board has determined that Mr. O’Rear is an “audit committee financial expert” as defined under applicable SEC rules.

The Compensation Committee assists the Board in its oversight of:

■    annually reviewing and approving our goals and objectives for executive compensation;

■    annually reviewing and approving for the chief executive officer and other executive officers (1) the annual base salary level, (2) the annual cash incentive opportunity level, (3) the long-term incentive opportunity level, and (4) any special or supplemental benefits or perquisites;

■    reviewing and approving employment agreements, severance arrangements and change of control agreements for the chief executive officer and other executive officers, as appropriate;

■    making recommendations and reports to the Board concerning matters of executive compensation;

■    reviewing compensation plans, programs and policies;

■    handling such other matters that are specifically delegated to the committee by the Board from time to time.

The Corporate Governance and Nominating Committee assists the Board in its oversight of:

■    identifying the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board;

■    conducting inquiries into the background and qualifications of possible candidates;

■    recruiting of qualified candidates for membership on the Board;

■    recommending for selection by the Board, (1) nominees to the Board and (2) committee members for each committee of the Board;

■    overseeing the corporate governance of the company;

■    evaluating the performance of the committee and its charter on an annual basis;

■    handling such other matters that are specifically delegated to the committee by the Board from time to time.

Current committee members John Heinrich (Chair) William McCall Samuel O’Rear	Current committee members William McCall Samuel O’Rear (Chair)	Current committee members John Heinrich William McCall (Chair) Samuel O’Rear
Meetings in 2018 4	Meetings in 2018 2	Meetings in 2018 1
Each member of each committee is independent under the rules of Nasdaq. The Board has adopted written charters for each of its standing committees. The charter for each committee may be viewed on the Investor Relations section of our website at www.sensushealthcare.com.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers and any persons who own more than 10% of a class of stock registered under Section 12 of the Exchange Act to file reports with the SEC with respect to their ownership of the class of stock. Directors, executive officers, and persons owning more than 10% of a registered class of stock are required to furnish the company with copies of all Section 16(a) reports they file.

Based solely upon a review of the copies of the forms filed under Section 16(a) and furnished to us, written representations from reporting persons after inquiry, and forms filed by us on the reporting person’s behalf, we believe that all filing requirements under Section 16(a) applicable to our executive officers and directors were complied with during 2018.

Certain Relationships and Related Party Transactions

We have adopted a written policy on transactions with related persons. Under SEC rules, a related person is an officer, director, nominee for director or beneficial owner of more than 5% of any class of our voting securities (our 5% Security Holders) or an immediate family member of any of the foregoing. Pursuant to our related party transaction written policy and our Code of Ethics and Business Conduct, directors (including director nominees), executive officers and employees are required to report any transactions or circumstances that may create or appear to create a conflict between the personal interests of the individual and our interests, regardless of the amount involved.

The Audit Committee of the Board is responsible for evaluating each related party transaction and making a determination as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. In the course of its review and approval of related party transactions, our Audit Committee considers the relevant facts and circumstances to decide whether to approve such transactions. Our Audit Committee approves only those transactions that it determines are in our best interest. In particular, our policy on related party transactions requires our Audit Committee to consider, among other factors it deems appropriate:

■	whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

■	the extent of the related party’s interest in the transaction.

Pursuant to our policy on related party transactions, our Audit Committee has identified the following categories of transactions as deemed to be preapproved by the Audit Committee, even if the aggregate amount involved exceeds the lesser of (i) $120,000 or (ii) one percent of our average assets as of the last day of our two most recent fiscal years:

■	our employment of any executive officer or compensation paid by us to any executive officer if, among other conditions, our Compensation Committee has approved (or recommended that our Board approve) such compensation;

■	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements;

■	any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the lesser of $120,000 or one percent of the average of the our total assets at year-end for the last two completed fiscal years;

■	any charitable contribution, grant or endowment made by us to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years;

■	any transaction where the related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis; and

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■	any transaction involving a related person where the rates or charges involved are determined by competitive bids.

In addition, our Code of Ethics and Business Conduct requires that our employees and directors inform our corporate counsel or the Audit Committee of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest. Further, at least annually, each director and executive officer completes a detailed questionnaire that asks questions about any business relationship that may give rise to a conflict of interest and all transactions in which we are involved and in which the executive officer, a director or a related person has a direct or indirect material interest.

Other than compensation agreements and other arrangements which are described in this Proxy Statement and the transactions described below, since January 1, 2018, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 (our current threshold for reporting related party transactions) and in which any related person had or will have a direct or indirect material interest.

Relationship of Certain Employees

Michael Sardano, the son of our Chairman, President and Chief Executive Officer, Joseph C. Sardano, is employed as our General Counsel. In 2018, Michael Sardano’s total compensation (excluding benefits generally available to all employees) was approximately $255,000, including equity compensation totaling approximately $70,000. His compensation was determined in accordance with our standard employment and compensation practices applicable to employees with similar responsibilities and positions.

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Executive Officers

The names, ages, and current positions of our executive officers as of the record date are listed in the table below. Joseph C. Sardano is also a director. His biography is presented in the section entitled “Continuing Directors” beginning on page 7. Executive officers are elected annually by the Board at its meeting following the Annual Meeting of Stockholders to serve one-year terms and until their successors are elected and qualified. Joseph C. Sardano is the father of Michael Sardano., but otherwise there are no other familial relationships among the executive officers nor is there any agreement or understanding between any officer and any other person pursuant to which the officer was elected.

Name	Position	Age
Joseph C. Sardano	Chief Executive Officer and Chairman	66
Kalman Fishman	Chief Technology Officer and Chief Operating Officer	48
Arthur Levine	Chief Financial Officer	61
Richard Golin	Executive Vice President, International Sales	66
Stephen Cohen	Executive Vice President, Strategic Initiatives and Dermatology Sales	59
Michael Sardano	Vice President and General Counsel	31

Kalman Fishman. Mr. Fishman is a co-founder and has served as our Chief Technology Officer and Chief Operating Officer since our inception in 2010. Prior to our inception, Mr. Fishman served as Vice President of Sales & Business Development for Rcadia Medical Imaging from 2008 to 2009, Vice President of Sales & Marketing of Positron Medical Systems from 2007 to 2008, Director of Strategic Outsourcing & Business Development from 2006 to 2007, and Director, Sales and Marketing at Siemens Medical Systems from 2004 to 2006. Prior to that, Mr. Fishman served as Global Product Manager and Six Sigma Black Belt from 2000 to 2004 at GE Medical Systems. Mr. Fishman holds an associate’s degree in computer science from the Ort Singalowski Technological Institute in Tel Aviv, Israel and also attended the Milwaukee School of Engineering.

Arthur Levine. Mr. Levine has served as our Chief Financial Officer since August 2014. Prior to joining us, Mr. Levine served as Chief Accounting Officer of Trade Street Residential, a publicly traded real estate investment trust, from 2012 to June 2014. From 2010 to 2012, Mr. Levine served as Chief Financial Officer of IVAX Diagnostics, a publicly traded in vitro diagnostics company. Mr. Levine previously served in various finance roles at several technology companies and worked at Ernst & Young in the U.S. and abroad. He is a graduate of the Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

Richard Golin. Mr. Golin is a co-founder and has served as our Executive Vice President of Sales, International since 2018. Previously, since our inception in 2010, he was the Executive Vice President of Sales, Oncology and International. Prior to our inception, Mr. Golin served as Vice President of Sales, East, for Xoft, Inc. from 2008 to 2009, Regional Sales Manager for Biospace Med USA from 2007 to 2008, Director of Sales Skeletal Health for Hologlc, a developer, manufacturer and supplier of diagnostic and medical imaging systems related to women’s health, from 2006 to 2007 and as Region Sales Manager at Siemens Medical Systems from 2005 to 2006. From 2003 to 2005, Mr. Golin served as Region Vice President of Sales for CTI Molecular Imaging, a developer of imaging solutions for the healthcare industry which was acquired by and now operates as a subsidiary of Siemens Medical Solutions under the name Siemens Molecular Imaging. Mr. Golin’s other previous experience related to medical device sales and marketing includes having served as Region Sales Manager for Toshiba Medical Systems from 1992 to 2003 and as the Vice President of Sales & Marketing at Ausonics, a developer of ultrasonic technology from 1986 to 1989.

Stephen Cohen. Mr. Cohen is a co-founder and has served as our Executive Vice President, Strategic Initiatives and Dermatology, since our inception in 2010. Prior to our inception, Mr. Cohen served as Regional Sales Manager for Xoft Inc., a medical device company that develops and commercializes miniaturized electronic brachytherapy (eBx) technology for radiation oncology applications, from 2008 to 2009. Prior to that, Mr. Cohen’s medical device sales and marketing experience includes having served as Regional Sales Manager for Diasonics, a developer and manufacturer of ultrasound and other medical imaging equipment, from 1985 to 1988, and from 1983 to 1985, as Regional Sales Manager for Technicare, a developer of CT, DR and MRI scanners and other medical imaging equipment that was acquired by Johnson and Johnson in 1986. Mr. Cohen has a bachelor’s degree from the University of Texas at Austin.

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Michael Sardano. Mr. Sardano has served as our General Counsel and Director of Governance and Regulatory since January 2017. Prior to that, Mr. Sardano served as our Corporate Counsel/Director of Governance and Regulatory and Corporate Counsel for Regulatory Affairs/Manager of Compliance from January 2016 to December 2016 and from August 2013 to December 2015, respectively. Mr. Sardano worked as a legal intern for the Office of Appeals for the Massachusetts Department of Revenue from August 2012 to April 2013 and as a Senate Intern for the Committee on Rules and Administration in the office of Senator Lamar Alexander from May 2012 to August 2012. Mr. Sardano holds a Juris Doctorate degree from New England Law-Boston and a bachelor’s degree in Management and Finance from Bentley University.

Executive Compensation

Introduction

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups (JOBS) Act. As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement and have elected to comply with reduced compensation disclosure requirements as permitted under the JOBS Act. For 2018, our named executive officers, or NEOs, were:

■	Joseph C. Sardano, who was our founder and has served as our Chief Executive Officer and a member of our Board, since our inception in 2010;

■	Arthur Levine, who has served as our Chief Financial Officer since 2014; and

■	Stephen Cohen, who has served as our Executive Vice President, Strategic Initiatives and Dermatology Sales since our inception in 2010.

The objective of our compensation program is to provide a total compensation package to each named executive officer that will enable us to attract, motivate and retain outstanding individuals, reward named executive officers for performance and align the financial interests of each named executive officer with the interests of our stockholders to encourage each named executive officer to contribute to our long-term performance and success.

The compensation program for our named executive officers consists of the following elements: base salary; performance-based discretionary cash bonus; equity-based incentive compensation; and severance and change-in-control benefits.

Our compensation committee, with input from the board, determines the compensation for our named executive officers.

Base Salary

We pay base salaries to attract, recruit and retain qualified employees. In 2018, the base salaries of each of the named executive officers, pursuant to their respective employment agreements, was as follows: Mr. Sardano — $360,000, Mr. Levine — $240,000, and Mr. Cohen — $220,000. As of January 1, 2019, their base salaries were increased to $375,000, $250,000, and $250,000, respectively. Our compensation committee reviews and sets base salaries of our named executive officers annually consistent with their employment agreements.

Performance-Based Cash Bonus Compensation

Our executive compensation program for Messrs. Sardano, Levine, and Cohen includes an annual performance-based discretionary cash bonus. Our Board approves the terms and conditions of these awards on an annual basis. We intend to continue an annual performance-based cash bonus program for the named executive officers that do not receive sales commissions.

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Equity Incentive Compensation

In 2016, we adopted, and our stockholders approved, our broad-based 2016 Equity Incentive Plan. In 2016, immediately following the pricing of our initial public offering, our Compensation Committee granted an aggregate of 307,666 shares to certain of our officers and employees. Of these 307,666 shares, we issued 156,666 shares to Mr. Levine. The remaining shares were issued to our non-executive officer employees. All of the shares of restricted stock issued vest in equal annual installments over a four-year vesting period beginning on the date of grant. These grants are subject to customary restrictions and other terms and conditions contained in each recipient’s respective restricted stock grant agreement.

In 2017, we adopted, and our stockholders approved, our broad-based 2017 Equity Incentive Plan under which we can award various forms of equity-based incentive compensation, including incentive and nonqualified stock options, stock appreciation rights, restricted stock awards, performance shares and phantom stock, and awards consisting of combinations of such incentive awards.

Benefits and Perquisites

We offer health and welfare benefits and life insurance to our named executive officers on the same basis that these benefits are offered to our other eligible employees, except that we pay the employee contribution toward the cost of health insurance for our named executive officers. We offer a 401(k) plan to all eligible employees. In addition, Messrs. Sardano, Levine, and Cohen each receive a non-accountable monthly car allowance.

Compensation Committee Process and Procedures

The Compensation Committee uses its business judgment and other resources it deems appropriate in executing its duties, including establishing our compensation philosophy and policies, overseeing the implementation of executive officer and non-employee director compensation programs and overseeing disclosures regarding compensation in our SEC filings. In executing its duties, the Compensation Committee considers many factors, including market comparisons using data derived from third party resources, competitive considerations, executive expectations and executive performance. As of the date of this Proxy Statement, the Compensation Committee has not delegated any of its responsibilities to other parties.

The Compensation Committee reviews and recommends to our Board for determination the compensation of our Chief Executive Officer. In addition, Mr. Sardano separately submits recommendations to the Compensation Committee regarding all other executive officers for use by the Compensation Committee in making recommendations to the Board concerning their base salary and incentive compensation. An executive officer may not be present at a meeting of the Compensation Committee where that executive officer’s compensation is being discussed.

The Compensation Committee did not engage any compensation consultants in 2018.

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Summary Compensation Table

The following summary compensation table shows compensation information for our principal executive officer and our two most highly compensated executive officers as of December 31, 2018. We refer to each of the individuals named in the table below as “named executive officers.”

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Nonequity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Joseph C. Sardano	2018	360,000	135,000	—	—	43,392	538,392
Chief Executive Officer	2017	324,000	120,000	—	—	46,253	490,253
Arthur Levine	2018	240,000	110,000	194,776	—	39,824	584,600
Chief Financial Officer	2017	216,000	100,000	49,900	—	40,535	406,435
Stephen Cohen	2018	436,750	—	—	—	41,867	478,617
Executive VP, Strategic Initiatives and Dermatology Sales	2017	320,250	—	—	—	39,988	360,238

(1)	For Mr. Cohen, his 2018 and 2017 salary includes sales commissions of $216,750 and $130,250, respectively.

(2)	The amounts in this column reflect the grant date fair value of restricted stock awards and stock options in the years indicated. The assumptions used to determine the grant date fair value of awards listed in this column are set forth in Note 8 to our Financial Statements included in our 2018 Annual Report on Form 10-K that accompanies this Proxy Statement. The amounts in this column do not reflect the value of shares actually received or which may be received in the future with respect to such awards.

(3)	All other compensation includes the following:

Name		Life Insurance ($)	Health Insurance ($)	401(k) Match, HSA Contribution ($)	Car Allowance ($)
Mr. Sardano	2018	7,707	15,491	7,200	12,994
	2017	11,430	16,160	6,210	12,453
Mr. Levine	2018	5,544	12,336	8,950	12,994
	2017	5,544	14,438	8,100	12,453
Mr. Cohen	2018	4,021	25,393	—	12,453
	2017	3,612	23,411	—	12,965

We have entered into a written employment agreement with each of our named executive officers. The following is a summary of the material terms of these agreements.

Mr. Sardano’s Employment Agreement

We entered into an employment agreement with Mr. Sardano with an effective date of February 8, 2016. The initial base salary set forth in the agreement was $300,000, which may be increased from time to time (but never decreased) pursuant to the determination of our Compensation Committee. Under his employment agreement, Mr. Sardano serves as our President and Chief Executive Officer. His agreement is for an initial term that ends December 31, 2020; however, the agreement provides for continuously renewing one-year periods thereafter unless either he or we provide written notice of the intent not to renew the agreement for a new term at least six months in advance of the end of the initial term or any one-year renewal term.

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In addition to his salary, Mr. Sardano is entitled to participate in our incentive compensation programs. Mr. Sardano is entitled to an annual cash incentive bonus based on a plan established by our Compensation Committee. Mr. Sardano’s target annual bonus must be at least $100,000, which may be increased from time to time (but never decreased) pursuant to the determination of our Compensation Committee. Mr. Sardano is also eligible to participate in and receive equity compensation or other long-term incentive compensation as may be granted by our Compensation Committee pursuant to a plan that the Compensation Committee may adopt from time to time. For Mr. Sardano, any annual cycle equity awards will be determined at the discretion of our Compensation Committee; however, his agreement requires that the Compensation Committee base their decision on a basis at least as favorable as the basis for making grants to other senior executive officers of the Company.

Mr. Sardano is entitled to certain severance benefits if his employment is terminated upon his death or Disability, change-in-control, without cause (as defined in the agreement) or if he resigns within 120 days after the occurrence of any of the following (“Good Reason”): (a) reduction by us of his base salary or target bonus; (b) material reduction, other than during any period of illness or incapacity, of his authority, responsibilities, or duties such that he no longer has the title of, or serves or functions as Chief Executive Officer, (c) failure of our Board to nominate him for election as a member of the Board or failure to be re-elected to our Board (other than due to legal or exchange requirements that would prohibit him from serving on our Board); (d) relocation of principal place of employment more than 50 miles from our current principal executive offices; (e) our failure to obtain the written assumption of our obligations under the employment agreement by a successor; (f) our failure to renew the employment agreement (not as a result of death, Disability, or for cause); or (g) any other material breach of his employment agreement by us, including termination of Mr. Sardano for any other reason that is not a “for cause” termination. For the severance benefits to which he may be entitled, please see the section entitled “Severance benefits under employment agreements.”

Mr. Sardano is entitled to participate in all of the employee benefit programs and perquisites generally available to our senior executive officers. The agreement contains customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.

Mr. Levine’s Employment Agreement

We entered into an employment agreement with Mr. Levine with an effective date of February 8, 2016. This agreement supersedes our original employment agreement with Mr. Levine, which was dated August 12, 2014. Under Mr. Levine’s new agreement, his initial base salary was $200,000, which may be increased from time to time (but never decreased) pursuant to the determination of our Compensation Committee. Under his employment agreement, Mr. Levine serves as our Chief Financial Officer. His agreement is for an initial term that ends December 31, 2020; however, the agreement provides for continuously renewing one-year periods thereafter unless either he or we provide written notice of the intent not to renew the agreement for a new term at least six months in advance of the end of the initial term or any one-year renewal term.

In addition to his salary, Mr. Levine is entitled to participate in our incentive compensation programs. Mr. Levine is entitled to an annual cash incentive bonus based on a plan established by our Compensation Committee. Mr. Levine’s target annual bonus must be at least $50,000, which may be increased from time to time (but never decreased) pursuant to the determination of our Compensation Committee. Mr. Levine is also eligible to participate in and receive equity compensation or other long-term incentive compensation as may be granted by our Compensation Committee pursuant to a plan that the Compensation Committee may adopt from time to time.

Mr. Levine is entitled to certain severance benefits if his employment is terminated upon his death or Disability, change-in-control, without cause (as defined in the agreement) or if he resigns within 120 days after the occurrence of any of the following (“Good Reason”): (a) reduction by us of his base salary or target bonus; (b) material reduction, other than during any period of illness or incapacity, of his authority, responsibilities, or duties such that he no longer has the title of, or serves or functions as Chief Financial Officer, (c) relocation of principal place of employment more than 50 miles from our current principal executive offices; (d) our failure to obtain the written assumption of our obligations under the employment agreement by a successor; (e) our failure to renew the employment agreement (not as a result of death, Disability, or for cause); or (f) any other material breach of his employment agreement by us, including termination of Mr. Levine for any other reason that is not a “for cause” termination. For the severance benefits to which he may be entitled, please see the section entitled “Severance benefits under employment agreements.”

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Mr. Levine is entitled to participate in all of the employee benefit programs and perquisites generally available to our senior executive officers. The agreement contains customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.

Mr. Cohen’s Employment Agreement

We entered into an employment agreement with Mr. Cohen with an effective date of February 8, 2016. The initial base salary set forth in the agreement was $190,000, which may be increased from time to time (but never decreased) pursuant to the determination of our Compensation Committee. Under his employment agreement, Mr. Cohen serves as our Executive Vice President, Strategic Initiations and Dermatology. His agreement is for an initial term that ends December 31, 2020; however, the agreement provides for continuously renewing one-year periods thereafter unless either he or we provide written notice of the intent not to renew the agreement for a new term at least six months in advance of the end of the initial term or any one-year renewal term.

In addition to his salary, Mr. Cohen is entitled to participate in the Company’s annual commission plan established year by the Compensation Committee. Mr. Cohen is also eligible to participate in and receive equity compensation or other long-term incentive compensation as may be granted by our Compensation Committee pursuant to a plan that the Compensation Committee may adopt from time to time.

Mr. Cohen is entitled to certain severance benefits if his employment is terminated upon his death or Disability, change-in-control, without cause (as defined in the agreement) or if he resigns within 120 days after the occurrence of any of the following: (a) reduction by us of his base salary; (b) material reduction, other than during any period of illness or incapacity, of his authority, responsibilities, or duties such that he no longer has the title of, or serves or functions as Executive Vice President, Strategic Initiations and Dermatology, (c) relocation of principal place of employment more than 50 miles from our current principal executive offices; (d) our failure to obtain the written assumption of our obligations under the employment agreement by a successor; (e) our failure to renew the employment agreement (not as a result of death, Disability, or for cause); or (f) any other material breach of his employment agreement by us, including termination of Mr. Cohen for any other reason that is not a “for cause” termination. For the severance benefits to which he may be entitled, please see the section entitled “Severance benefits under employment agreements.”

Mr. Cohen is entitled to participate in all of the employee benefit programs and perquisites generally available to our senior executive officers. The agreement contains customary business expense reimbursement, indemnification, confidentiality, non-compete and non-solicitation provisions.

Severance Benefits Under Employment Agreements

We have agreed to pay severance benefits to our named executive officers in the event of their termination by us under certain circumstances as follows:

In connection with a change in control. In the event of that the employment of Mr. Sardano, Mr. Levine, or Mr. Cohen terminates without cause or due to a resignation for Good Reason in connection with a change in control, the executive is entitled to receive any salary earned but unpaid prior to termination, any business expenses that were incurred but not reimbursed as of the date of termination, a separation allowance, payable in equal installments over a 12-month period, equal to two times the sum of (x) the executive’s then base salary and (y) the executive’s then target bonus, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus, the ability to participate (through COBRA or otherwise), on the same terms and conditions as in effect for the executive immediately prior to termination, in the medical, dental, disability, and life insurance programs until the earlier of (i) expiration of a 24-month period or (ii) such time the executive is covered by the benefits of a subsequent employer. In addition, all of the executive’s then-outstanding equity awards, if any, shall vest in full immediately upon termination.

Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement	19

Termination without cause or resignation for Good Reason. In the event of that the employment of Mr. Sardano, Mr. Levine, or Mr. Cohen terminates without cause or due to a resignation for Good Reason (other than in connection with a change in control), the executive is entitled to receive any salary earned but unpaid prior to termination, any business expenses that were incurred but not reimbursed as of the date of termination, a separation allowance, payable in equal installments over a 12-month period, equal to one times the sum of (x) the executive’s then base salary and (y) the executive’s then target bonus, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus, the ability to participate (through COBRA or otherwise), on the same terms and conditions as in effect for the executive immediately prior to termination, in the medical, dental, disability, and life insurance programs until the earlier of (i) expiration of a 12-month period or (ii) such time the executive is covered by the benefits of a subsequent employer. In addition, all of the executive’s then-outstanding equity awards, if any, shall vest in full immediately upon termination.

Termination due to death or disability. In the event of that the employment of Mr. Sardano, Mr. Levine, or Mr. Cohen terminates due to death or Disability, the executive is entitled to receive any salary earned but unpaid prior to termination, any business expenses that were incurred but not reimbursed as of the date of termination, any earned benefits to which executive was entitled as of the date of termination pursuant to the terms of any compensation or benefit plans to the extent permitted by such plans, any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the date of termination, and, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus.

For voluntary resignation without Good Reason. In the event that any of Mr. Sardano, Mr. Levine, or Mr. Cohen voluntarily terminates his employment for any reason other than Good Reason, no further payments are due, except that the executive will be entitled to any salary earned but unpaid prior to termination, any benefits accrued prior to termination and any business expenses that were incurred but not reimbursed as of the date of termination.

Termination for Cause. In the event that we terminate Mr. Sardano, Mr. Levine, or Mr. Cohen for cause, no further payments are due, except that the executive will be entitled to any salary earned but unpaid prior to termination and any business expenses that were incurred but not reimbursed as of the date of termination.

Accelerated Vesting of Stock Awards

Pursuant to our 2017 Equity Incentive Plan (and its predecessor the 2016 Equity Incentive Plan), (i) awards will fully become fully exercisable or vest as of the time of a Change in Control (as such term is defined in our plan).

Outstanding Equity Awards at Fiscal Year-End 2018

The following table provides information, for our named executive officers, unvested option and stock awards and other equity plan awards at the end of 2018.

		Option Awards			Stock Awards
Name	Grant Date	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of shares of stock that have not vested (#)	Market value of shares of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares (#)(1)	Equity incentive plan awards: market or payout value of unearned shares ($)(2)
Joseph Sardano	—	—	—	—	—	—	—	—

	1/25/2018	55,334	$ 5.55	1/25/2028	—	—	—	—
Arthur Levine	1/20/2017				7,500	55,575	—	—
	6/2/2016				78,334	580,455	—	—

Stephen Cohen	—	—	—	—	—	—	—	—

20	Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement

Audit Committee Matters

Report of the Audit Committee

The Audit Committee, which operates under a written charter adopted by the Board, monitors the Company’s financial reporting process on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2018 and particularly with regard to the Company’s audited financial statements as of December 31, 2018 and 2017, and the related statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2018.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with Marcum LLP their judgments as to quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the Public Company Accounting Oversight Board standards. In addition, the Audit Committee discussed with Marcum LLP, the auditor’s independence from management and the Company, including the written disclosures, letter, and other matters required of Marcum LLP by the Public Company Accounting Oversight Board.

Additionally, the Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

2018 Audit Committee:

John Heinrich, Chairman

William McCall

Samuel O’Rear

Audit Fees and Related Matters

Audit and Nonaudit Fees

The following table presents fees for professional audit services rendered by Marcum LLP for the audit of our annual financial statements and other professional services provided for the years ended December 31, 2018 and 2017.

Type of Fees	2018	2017
Audit Fees (1)	$100,940	$95,602
Audit-Related Fees	—	—
Tax Fees (2)	—	2,369
All Other Fees (3)	30,437	—
Total	$131,377	$97,971

Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement	21

(1)	Audit fees for 2018 and 2017 consisted of professional services rendered for the annual audit of our financial statements and review of financial statements included in our quarterly reports.

(2)	Tax fees for 2017 consisted of professional fees for the preparation of tax returns and related filings.

(3)	All other fees for 2018 consisted of professional fees for the issuance of a comfort letter in connection with our public offering that closed in September 2018.

Policy on Audit Committee Preapproval of Services of Independent Auditor

The Audit Committee of the Board specifically pre-approves all audit and non-audit services provided by our independent auditor. All audit, audit-related, tax and all other services provided by Marcum LLP to us in 2018 were approved by the Audit Committee by means of specific pre-approvals. The Audit Committee has determined that all nonaudit services provided by Marcum LLP in 2018 were compatible with maintaining its independence in the conduct of its auditing functions.

Proposal 2 -
Ratification of Appointment of Independent
Registered Public Accounting Firm

Our Audit Committee has appointed the accounting firm of Marcum LLP to serve as our independent public accounting firm for the fiscal year ending December 31, 2019. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Marcum LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of Marcum LLP as our independent public accounting firm is not required by our Bylaws or other applicable legal requirement. However, the Board is submitting the appointment of Marcum LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

The Board unanimously recommends a vote “FOR” the ratification of our appointment of Marcum LLP as our independent public accounting firm for the current fiscal year.

22	Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement

Security Ownership of
Certain Beneficial Owners and Management

The following table sets forth information as of April 8, 2019 regarding the beneficial ownership of our common stock by: each person or group known by us to beneficially own more than 5% of our outstanding shares of common stock; each of our named executive officers; each of our directors; and all of our current executive officers and directors as a group. The percentage of beneficial ownership is based on 16, 518,242 shares of common stock outstanding.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the beneficial owner.

Beneficial Owner	Number of Shares Beneficially Held(1)	Percentage
Named Executive Officers and Directors
Stephen Cohen	930,585	5.6%
John Heinrich(2)	69,940	*
Arthur Levine(3)	215,171	1.3%
William McCall(4)	269,198	1.6%
Samuel O’Rear	163,570	1.0%
Anthony Petrelli(5)	83,896	*
Joseph C. Sardano	1,538,649	9.3%
Other 5% Stockholders
Kalman Fishman	931,007	5.6%
Richard Golin	924,236	5.6%
All Executive Officers and Directors as a Group (10 persons)	5,148,137	31.2%

*	Denotes beneficial ownership of less than 1%.

(1)	All entries based on information provided to us by our directors and executive officers. The address for each beneficial owner is c/o Sensus Healthcare, Inc., 851 Broken Sound Pkwy. NW #215, Boca Raton, Florida 33487.

(2)	Includes warrants to acquire 10,000 shares of common stock that were exercisable within 60 days after April 8, 2019.

(3)	Includes (i) 156,666 shares of restricted stock granted to Mr. Levine pursuant to the Sensus Healthcare, Inc. 2016 Equity Incentive Plan which vest in four equal annual installments beginning on June 2, 2017, (ii) 10,000 shares of restricted stock granted to Mr. Levine pursuant to the Sensus Healthcare, Inc. 2016 Equity Incentive Plan which vest in four equal annual installments beginning on January 20, 2018 and (iii) options to acquire 13,834 shares of common stock that were exercisable within 60 days after April 8, 2019.

(4)	Includes 249,198 shares of common stock held by Investors Capital Alliance, LLC, for which Mr. McCall serves as managing partner and over which the reporting person has shared voting and dispositive power.

(5)	Includes (i) 12,013 shares of common stock owned jointly with his spouse and (ii) 23,715 warrants to acquire units that were exercisable within 60 days after April 8, 2019, which units each consist of one share of common stock and one warrant to acquire one share of common stock.

Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement	23

General Information About Our Meeting

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and return a proxy without giving specific voting instructions, then your shares will be voted FOR of each of the nominees for election to the Board, as set forth in Proposal 1 and FOR the ratification of the appointment of our independent registered public accounting firm, as set forth in Proposal 2.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and you do not give instructions to that nominee on how you want your shares voted, then generally your nominee can vote your shares on certain “routine” matters. At the Annual Meeting, only Proposal 2 is considered “routine”, which means that your broker, trustee, or other nominee can vote your shares on Proposal 2 if you do not timely provide instructions to vote your shares. If you do not give a proxy to vote your shares, your broker, trustee, or other nominee may either:

■	vote your shares on “routine” matters, or

■	leave your shares unvoted.

If your broker, trustee, or other nominee that is entitled to vote your shares leaves those shares unvoted, it is called a “broker non-vote.” A “broker non-vote” will be treated as unvoted for purposes of determining approval for the proposal and will have the effect of neither a vote for nor a vote against the proposal. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker non-votes.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

We have designated two of our officers, Arthur Levine and Michael Sardano, as proxies for the 2019 Annual Meeting. These persons will have the authority to vote the proxies granted by our stockholders and will also have authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named as proxies will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. We may employ a proxy solicitation firm to solicit proxies in connection with the Annual Meeting, and we estimate that the fee payable for such services would be less than $10,000. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile, mail, or email. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

24	Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement

Status as an “emerging growth company” and a “smaller reporting company”

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this Proxy Statement, are subject to reduced compensation disclosure requirements, and are not required to give our stockholders non-binding advisory votes on executive compensation or golden parachute arrangements. We will remain an emerging growth company until the earlier of (1) December 31, 2021, (2) the last day of the year in which (a) we have total annual gross revenue of at least $1 billion, or (b) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (3) the date on which we have issued more than $1 billion in non-convertible debt during the prior three-year period.

We are also a “smaller reporting company,” meaning that our outstanding common stock held by nonaffiliates had a value of less than $250 million at the end of our most recently completed second fiscal quarter. Thus, even if we are no longer an emerging growth company, as a smaller reporting company, we could continue to take advantage of certain reduced governance and disclosure requirements. In addition, as a smaller reporting company, we take advantage of our ability to provide certain other less comprehensive disclosures in this Proxy Statement, including providing simplified executive compensation disclosures.

Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement	25

Other Matters

Stockholder Proposals

Stockholder proposals other than director nomination that are to be included in the Proxy Statement for the 2020 meeting must be received no earlier than February 8, 2020 and no later than March 10, 2020. Stockholder proposals for the 2020 meeting that are not intended to be included in the Proxy Statement for that meeting must be received by February 26, 2020, or the Board can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to our Corporate Secretary at our principal offices.

Annual Report

We filed an annual report for the fiscal year ended December 31, 2018, on Form 10-K with the SEC. Stockholders may obtain, free of charge, a copy of our annual report on Form 10-K. Requests should be directed to our Corporate Secretary, Sensus Healthcare, Inc., 851 Broken Sound Parkway, NW #215, Boca Raton, FL 33487.

Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC known as “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of our Notice of Annual Meeting, Proxy Statement, and Annual Report, unless one or more of these stockholders notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, American Stock Transfer & Trust Company, in writing, by telephone, or on the Internet:

American Stock Transfer & Trust Company

59 Maiden Lane, Plaza Level

New York, NY 10038

(800) 937-5449 (U.S. and Canada)

(718) 921-8124 (International)

www.amstock.com

Stockholders who participate in householding will continue to receive separate proxy cards. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of our Notice of Annual Meeting, Proxy Statement, and Annual Report, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other nominees.

26	Sensus Healthcare, Inc. Notice of Annual Meeting and Proxy Statement

SENSUS HEALTHCARE, INC. 851 BROKEN SOUND PARKWAY NW, SUITE #215 BOCA RATON, FL 33487 ATTN: Corporate Secretary VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1A John Heinrich 1B Anthony Petrelli The Board of Directors recommends you vote FOR the following proposal: 2 To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2019. NOTE: In their sole discretion, the proxies may approve such other business as may properly come before the meeting or any adjournment and/or postponement of the meeting. The stockholder(s) acknowledge(s) receipt of the Notice of Annual Meeting and Proxy Statement. For Against Abstain For Against Abstain Please indicate if you plan to attend this meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000417191_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement, Stockholder Letter is/are available at www.proxyvote.com SENSUS HEALTHCARE, INC. Annual Meeting of Stockholders June 7, 2019 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Arthur Levine and Michael Sardano or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SENSUS HEALTHCARE, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EDT on June 7, 2019 at the Delray Beach Marriott, 10 North Ocean Boulevard, Delray Beach, Florida 33483 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000417191_2 R1.0.1.18